EXHIBIT 21.1

LIST OF SUBSIDIARIES OF REGISTRANT

Electroglas International, Inc. (Delaware)

EGsoft, Inc. (Delaware)

EGsoft Holdings Corporation (Delaware)

Electroglas Foreign Sales Corporation

Electroglas Kabushiki Kaishi

Electroglas GmbH

Electroglas Private Limited